Exhibit 2.4

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

McKesson Corporation

and

PF2 SpinCo, Inc.

and

Change Healthcare Inc.

and

Change Healthcare LLC

and

Change Healthcare Intermediate Holdings, LLC

and

Change Healthcare Holdings, LLC

Dated as of [            ]

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Definitions	3
Section 1.02.	Other Definitional and Interpretative Provisions	9

ARTICLE 2
PRIOR TO THE DISTRIBUTION

Section 2.01.	Contribution	9
Section 2.02.	Intercompany Accounts; Intercompany Contracts	10
Section 2.03.	Financial Instruments	10
Section 2.04.	Shared Employees	11
Section 2.05.	Operations of SpinCo	11
Section 2.06.	Further Assurances and Consents	11

ARTICLE 3
THE DISTRIBUTION

Section 3.01.	Conditions Precedent to Distribution	11
Section 3.02.	The Exchange Offer and Distribution	13
Section 3.03.	Applicable SEC Filings	14
Section 3.04.	Plan of Reorganization	14
Section 3.05.	NO REPRESENTATIONS OR WARRANTIES	14

ARTICLE 4
RESERVED

ARTICLE 5
ACCESS TO INFORMATION

Section 5.01.	Access to Information	15
Section 5.02.	Litigation Cooperation	15
Section 5.03.	Reimbursement; Ownership of Information	16
Section 5.04.	Retention of Records	16
Section 5.05.	Confidentiality	17
Section 5.06.	Privileged Information	18

ARTICLE 6
INDEMNIFICATION

Section 6.01.	Release of Pre-Distribution Claims	19
Section 6.02.	SpinCo Indemnification of the Parent Group	20
Section 6.03.	Parent Indemnification of SpinCo Group	21

i

Exhibit – A: Form of Tax Matters Agreement

Schedule – 1: Internal Restructuring Plan

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (the “Agreement”), dated [    ], by and among McKesson Corporation, a Delaware corporation (“Parent”), (ii) PF2 SpinCo, Inc. (f/k/a PF2 SpinCo LLC), a Delaware corporation and wholly owned Subsidiary of Parent (“SpinCo”), and (iii) solely for the purposes of Articles 2, 3, 5, 6 and 7 herein, Change Healthcare Inc. (f/k/a HCIT Holdings, Inc.), a Delaware corporation (“Acquiror”) and (iv) Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (the “JV”), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), a Delaware limited liability company (“NewCo Intermediate Holdings”) and Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), a Delaware limited liability company (“NewCo Holdings”).

W I T N E S S E T H:

WHEREAS, SpinCo is a wholly owned Subsidiary of Parent;

WHEREAS, (i) on June 28, 2016, Acquiror, Parent, Legacy CHC, Blackstone, H&F, NewCo Intermediate Holdings, NewCo Holdings and JV entered into an Agreement of Contribution and Sale (as amended or otherwise modified from time to time, the “JV Contribution Agreement”), and (ii) at the closing of the JV Contribution Agreement, each of PF2 IP LLC, a Delaware limited liability company (“IPCo”), PF2 PST Services LLC (f/k/a PF2 PST Services Inc.), a Delaware limited liability company (“PST Services”), Acquiror and JV entered into the Third Amended and Restated Limited Liability Company Agreement dated as of March 1, 2017 (as amended or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, pursuant to the terms of the LLC Agreement, IPCo, PST Services and their Affiliates have determined that it is in the best interests of each such party and their stockholders to consummate the transactions set forth in this Agreement and effect the separation of SpinCo from Parent by (i) consummating an offer to exchange 100% of the issued and outstanding shares of SpinCo Common Stock (as defined below) held directly or indirectly by Parent, for consideration as more particularly described under Section 3.02 below (such transaction, the “Exchange Offer”), and (ii) in the event that holders of outstanding shares of Parent Common Stock (as defined below) subscribe for less than all of the shares of SpinCo Common Stock owned by Parent in the Exchange Offer, then at the sole election of Parent, distributing the remaining shares of SpinCo Common Stock owned by Parent by means of a pro rata dividend, to holders of Parent Common Stock as of the Record Date (as defined below) (the transactions under (ii) if applicable, the “Clean-up Distribution”, and the transactions under (i) and (ii) together, the “Distribution”);

WHEREAS, Parent has determined that, subject to the terms and conditions hereof, it would be desirable for Parent to transfer to SpinCo all of Parent’s direct and indirect equity interest in JV by (i) completing the Internal Restructuring (as defined below) and (ii) (x) transferring to SpinCo (I) 100% of the issued and outstanding equity interests of PST Services and (II) 100 shares of SpinCo Common Stock and (y) transferring to SpinCo 100% of the issued and outstanding equity interests of IPCo, in each case, solely in exchange for Parent’s receipt of shares of SpinCo Common Stock (such transfers described in clause (ii), collectively, the “Controlled Transfer”);

WHEREAS, immediately following the Distribution Effective Time (as defined below), and pursuant to the Merger Agreement (as defined in the LLC Agreement), SpinCo will merge with and into Acquiror, with Acquiror as the surviving corporation in such merger (the “Merger”);

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Controlled Transfer, together with the Distribution, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Parent and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, will qualify as a distribution of SpinCo Common Stock to Parent’s shareholders pursuant to Section 355 of the Code, (iii) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, (iv) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Acquiror and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (v) this Agreement constitutes part of a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between the parties following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Group” means Acquiror and its Subsidiaries.

“Action” means any demand, claim, suit, action, arbitration, inquiry, audit, examination, investigation or other proceeding of any nature, whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided, however, that (notwithstanding any other provision of this Agreement), no member of the JV Group or the Acquiror Group shall be considered to be an Affiliate of any member of the Parent Group or, prior to the Merger Effective Time, the SpinCo Group, provided further that after the Merger Effective Time each member of the SpinCo Group shall be considered an Affiliate of the Acquiror Group and the JV Group. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, (a) prior to the Distribution Effective Time, Affiliates of Parent shall include SpinCo and its Affiliates and (b) after the Merger Effective Time, Affiliates of Acquiror shall include SpinCo and its Affiliates and the members of the JV Group.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the JV Contribution Agreement and the LLC Agreement, Transition Services Agreements, MCK Tax Receivable Agreement, New Echo Tax Receivable Agreement, Intellectual Property Licensing Agreement, Echo Shareholders’ Agreement, Management Services Agreement, Principal Shareholder Letters, Echo Connect Option Agreement, Registration Rights Agreement and the Tax Matters Agreement (in each case, as defined in the JV Contribution Agreement); that certain Master Subcontract Agreement by and between McKesson Technologies Inc. and PF2 EIS LLC; the Letter Agreement; Waiver and Amendment; and any other agreement entered into in writing in connection with the Controlled Transfer and/or the Distribution (to the extent the applicable party hereto is bound thereby) in each case, to the extent such Ancillary Agreements remain in effect pursuant to their terms.

“Applicable SEC Filing” has the meaning set forth in Section 3.01.

“Blackstone” means, Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI L.P. and Blackstone Family Investment Partnership VI-ESC L.P., collectively.

“Business” means, as the context requires, the Retained Business or the JV Business.

“Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or obligated by Law to close.

“Business Transfer Time” has the meaning set forth in Section 2.01(b).

“Claim” has the meaning set forth in Section 6.04(a).

“Clean-up Distribution” has the meaning set forth in the recitals to this Agreement.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Completing Transfer” has the meaning set forth in Section 2.01(b).

“Confidential Information” has the meaning set forth in Section 5.05(c).

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Controlled Transfer” has the meaning set forth in the recitals to this Agreement.

“Convey” has the meaning set forth in Section 2.01(b).

“Disposing Party” has the meaning set forth in Section 5.04.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means a distribution agent to be appointed by Parent on behalf of itself and SpinCo on or prior to the date hereof.

“Distribution Date” means the date selected by the board of directors of Parent or its designee for the consummation of the Distribution.

“Distribution Effective Time” means the time established by Parent as the effective time for the Distribution, New York time, on the Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means an exchange agent to be appointed by Parent on behalf of itself and SpinCo on or prior to the date hereof.

“Exchange Offer” has the meaning set forth in the recitals to this Agreement.

“Financial Instruments” means, with respect to any party, all credit facilities, guarantees, comfort letters, letters of credit and similar instruments related primarily to such party’s Business under which any member of such party’s Group has any primary, secondary, contingent, joint, several or other liability.

“Governmental Authority” means any national, federal, regional, municipal or foreign government; international authority (including, in each case, any central bank or fiscal, Tax or monetary authority); governmental agency, authority, division, department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, agency, authority, division, department, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.

“Group” means, as the context requires, the Parent Group, the Acquiror Group, the SpinCo Group or the JV Group.

“H&F” means, H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P., collectively.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitees” means, as the context required, the Parent Indemnitees or the SpinCo Indemnitees.

“Intercompany Accounts” has the meaning set forth in Section 2.02.

“Internal Restructuring” has the meaning set forth in Schedule 1.

“IPCo” has the meaning set forth in the recitals.

“IRS” means the Internal Revenue Service.

“JV” has the meaning set forth in the preamble.

“JV Business” means, the business conducted by the JV Group (which, for clarity shall include the Core MTS Business and the Echo Business (each such term, as defined under the JV Contribution Agreement)), in each case from time to time, whether before, on or after the Distribution.

“JV Contribution Agreement” has the meaning set forth in the recitals.

“JV Group” means the JV and each of its Subsidiaries.

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Legacy CHC” means Change Healthcare Performance, Inc. (f/k/a Change Healthcare, Inc.), a Delaware corporation.

“Letter Agreement” means the Amended and Restated Letter Agreement Relating to Agreement of Contribution and Sale dated September 28, 2018 by and between McKesson, IPCo, PST Services, Acquiror, NewCo Holdings and the JV.

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“LLC Agreement” has the meaning set forth in the recitals.

“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the LLC Agreement.

“Merger Effective Time” shall mean the time of the effectiveness of the Merger.

“Parent” has the meaning set forth in the preamble.

“Parent Assumed Actions” has the meaning set forth in Section 5.02(a).

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Group” means Parent and its Subsidiaries (other than, after the Distribution Effective Time, SpinCo and any member of the SpinCo Group).

“Parent Indemnitees” has the meaning set forth in Section 6.02(a).

“Parent Liabilities” means, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or relating to, or arising from or in connection with, the Parent Group, the conduct of the Retained Business or the ownership or use of assets in connection therewith, but excluding any SpinCo Liabilities (and for clarity, “Parent Liabilities” shall include all Liabilities arising in connection with the Parent Assumed Actions, Internal Restructuring and Distribution (other than any expenses set forth under the Contribution Agreement or the LLC Agreement to be borne by any other party, including as set forth under Section 10.08 (Exit Events Expenses) of the LLC Agreement)).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Prior Company Counsel” has the meaning set forth in Section 5.06(c).

“Privilege” has the meaning set forth in Section 5.06.

“Privileged Information” has the meaning set forth in Section 5.06.

“PST Services” has the meaning set forth in the recitals.

“Receiving Party” has the meaning set forth in Section 5.04.

“Record Date” means the cut-off date to be established by the Parent for determination of the holders of Parent Common Stock entitled to receive the Distribution.

“Released Parties” has the meaning set forth in Section 6.01(a).

“Remaining SpinCo Common Stock” means the difference between (x) all of the issued and outstanding shares of SpinCo Common Stock held directly, or indirectly, by Parent and (y) such number of shares of SpinCo Common Stock that shall have been exchanged for shares of Parent Common Stock pursuant to the Exchange Offer.

“Representatives” means, with respect to any Person, the Affiliates of such Person and the officers, directors, employees, attorneys, accountants, financial advisors, agents, consultants, professional advisors and other representatives of such person and its Affiliates.

“Retained Business” any business now, previously or hereafter conducted by Parent or any of its Subsidiaries or Affiliates (including the SpinCo Group prior to the Distribution Effective Time), other than the JV Business.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Assumed Actions” has the meaning set forth in Section 5.02(a).

“SpinCo Common Stock” means common stock, par value $0.001 per share, of SpinCo.

“SpinCo Group” means SpinCo and its Subsidiaries (which, for the avoidance of doubt, shall not include prior to the Merger Effective Time, any member of the JV Group).

“SpinCo Indemnitees” has the meaning set forth in Section 6.03(a).

“SpinCo Liabilities” means, except as otherwise specifically provided for in this Agreement or any Ancillary Agreement or any other contract or agreement to which any member of the Parent Group is party, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or relating to, or arising from or in connection with, the JV Group, the conduct of the JV Business, or the ownership or use of equity interests in the JV in connection therewith, but excluding (i) any Parent Liabilities and (ii) any Liability to indemnify any employees of the Parent Group in connection with service as directors, officers or employees of the SpinCo Group at or prior to the Merger Effective Time (and for clarity, shall include all Liabilities arising in connection with the SpinCo Assumed Actions).

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that before the Merger Effective Time, no member of the JV Group shall be a Subsidiary of Parent, SpinCo or Acquiror, but after the Merger Effective Time, any member of the SpinCo Group and the JV Group shall be a Subsidiary of Acquiror.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement between Parent, SpinCo, Acquiror, the JV and the other parties thereto to be entered into as of the Distribution Date, substantially in the form of Exhibit A.

“Tax-Related Losses” has the meaning set forth in the Tax Matters Agreement.

“Third Party” or “third party” means a Person that is not an Affiliate of SpinCo or Parent.

“Third Party Claim” has the meaning set forth in Section 6.04(b).

“Transition Services Agreements” means the Transition Services Agreements dated March 1, 2017 by and between McKesson and the JV.

“Waiver and Amendment” means that certain Waiver and Amendment to Stockholders Agreement, Limited Liability Company Agreement and Option to Purchase, dated as of May 30, 2019, by and among Acquiror, JV, Parent, Change Healthcare Solutions, LLC and the requisite holders of Acquiror’s common stock.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as expressly set forth herein or in another Ancillary Agreement, references to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable Law.

ARTICLE 2

PRIOR TO THE DISTRIBUTION

On or prior to the Distribution Date,

Section 2.01. Contribution.

(a) Prior to consummating the Distribution and Merger, to the extent not already completed, Parent shall, and shall cause, its Affiliates to, consummate the Internal Restructuring.

(b) Except as otherwise expressly provided herein or in any of the Ancillary Agreements, and except to the extent previously effected pursuant to the Internal Restructuring or the Controlled Transfer, upon the terms and conditions set forth in this Agreement, effective as of immediately prior to the Distribution on the anticipated Distribution Date (the “Business Transfer Time”), Parent shall assign, transfer, convey and deliver (“Convey”), and shall cause its Affiliates to Convey to SpinCo (i) all of the Parent Group’s right, title and interest in and to all of the issued and outstanding stock of IPCo and PST Services and (ii) if applicable, all of the Parent Group’s right, title and interest in and to any Units (as defined in the LLC Agreement) not held at such time by IPCo and PST Services (the “Completing Transfer”).

Section 2.02. Intercompany Accounts; Intercompany Contracts.

(a) Each of SpinCo, on behalf of itself and each other member of the SpinCo Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminates any and all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective without further action as of the Business Transfer Time, other than this Agreement, the Merger Agreement and the Ancillary Agreements. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Business Transfer Time and all parties shall be released from all Liabilities thereunder. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Parent shall cause all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between SpinCo and any other member of the SpinCo Group, on the one hand, and Parent or any other member of the Parent Group, on the other hand, in existence as of the Business Transfer Time (collectively, the “Intercompany Accounts”) to be (i) settled in full in cash or (ii) otherwise cancelled, terminated or extinguished, in which case the balance shall be treated as a contribution to capital or a dividend (in the case of each of clauses (i) and (ii), with no further liability or obligation thereunder), such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

Section 2.03. Financial Instruments. Parent shall use reasonable efforts to take or cause to be taken all actions, and enter into such agreements and arrangements as shall be necessary, to (i) terminate all obligations of SpinCo (and members of the SpinCo Group) under any of Parent’s Financial Instruments that is in existence immediately prior to the Distribution or (ii) cause itself (or another member of the Parent Group) to be substituted for SpinCo (and members of the SpinCo Group) in respect of their obligations under any of Parent’s Financial Instruments that is in existence immediately prior to the Distribution; provided that if such a termination or substitution is not effected by the Distribution (A) Parent shall indemnify and hold harmless SpinCo and each member of the SpinCo Group and, after the Merger Effective Time, the Acquiror Group (as successor to the SpinCo Group) from and against any Losses arising from or relating to its Financial Instruments in accordance with the applicable provisions of Article 6 and (B) without the prior written consent of Acquiror, Parent shall not, and shall not permit any its Affiliates to, renew or extend the term of, increase the obligations or liabilities under, or transfer to a third party, any such Financial Instrument unless all obligations of SpinCo (and members of the SpinCo Group) and, after the Merger Effective Time, the Acquiror Group (as successor to the SpinCo Group) with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Acquiror.

Section 2.04. Shared Employees. Each individual who is an officer, director or employee of any member of the Parent Group and any member of the SpinCo Group shall resign, effective at or prior to the Distribution, from all positions such individual holds with the SpinCo Group, such that following the Distribution such individual will not hold such positions in both Groups.

Section 2.05. Operations of SpinCo. Prior to the Distribution Effective Time, and except with respect to Parent’s Financial Instruments, which shall be subject to Section 2.03, Parent shall cause SpinCo and each member of the SpinCo Group, from and after the formation thereof, to, and prior to the Merger Effective Time SpinCo shall and shall cause each member of the SpinCo Group, from and after the formation thereof, to, not be an obligor or guarantor under, or otherwise be subject to, any indebtedness, or to conduct any operations or own any assets other than ownership of equity of the other members of the SpinCo Group and the JV Group, or otherwise acquire or dispose of any other assets or entities (other than in connection with the Internal Restructuring and other assets incidental to their status as holding companies of equity of the other members of the SpinCo Group and the JV Group).

Section 2.06. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, subject to all of the terms and conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings (including the Applicable SEC Filings) and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement, and SpinCo shall, at Parent’s request, participate in any meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” (including any marketing efforts) relating to the Exchange Offer.

ARTICLE 3

THE DISTRIBUTION

Section 3.01. Conditions Precedent to Distribution. In no event shall the Distribution occur unless (a) each of the following conditions shall have been satisfied (or waived by Parent in its sole discretion) and (b) the conditions set forth in sub-clause (iii) – (ix) shall have been satisfied (or waived by Acquiror in its sole discretion):

(i) each of the conditions set forth in Annex I hereto (the “Offer Conditions”) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived by the party entitled to the benefit thereto and other than the conditions that by their nature are to be satisfied contemporaneously with the Distribution);

(ii) the board of directors of Parent shall be satisfied that the Distribution can be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware and shall have received a solvency opinion in form and substance satisfactory to the board of directors of Parent;

(iii) the Completing Transfer (if applicable) shall have been completed;

(iv) an applicable registration statement or form as determined by Parent in its sole discretion or as otherwise required by the Commission for commencement of the Exchange Offer, and consummating the Distribution shall have been filed with the Commission (the “Applicable SEC Filings”) and declared effective, if applicable, by the Commission, no stop order suspending the effectiveness of such Applicable SEC Filing shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Applicable SEC Filing shall have been mailed to holders of Parent Common Stock (and the holders of Acquiror Common Stock, if applicable), as of any applicable Record Date or as otherwise required by Law;

(v) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(vi) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(vii) no applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated hereby;

(viii) all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and the Merger and to permit the operation of the JV Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained; and

(ix) the Merger Agreement shall have been entered into by the parties thereto and shall be in full force and effect, and all conditions and obligations of the parties to the Merger Agreement to consummate the Merger and to effect the other transactions contemplated by the Merger Agreement (other than the filing of the certificate of merger) shall have been satisfied or waived, such that the Merger is consummated immediately following the Distribution.

Each of the foregoing conditions is for the sole benefit of Parent (other than the conditions in (iii) – (ix) above, which is also for the benefit of Acquiror) and shall not give rise to or create any duty on the part of Parent (or Acquiror, if applicable) or its board of directors to waive or not to waive any such condition. Any determination made by Parent on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in clause (i) or (ii) of this Section 3.01 shall be conclusive and binding on the parties.

Section 3.02. The Exchange Offer and Distribution.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.02, and nothing shall have occurred that, had the Exchange Offer been commenced, would give rise to a right to terminate the Exchange Offer pursuant to the Offer Conditions, as promptly as practicable after the date hereof, but in no event later than five Business Days following the date of this Agreement (and subject to satisfaction and/or waiver of the conditions set forth in Section 3.01), Parent shall commence the Exchange Offer.

(b) Under the Exchange Offer, each outstanding share of Parent Common Stock shall be exchangeable for shares of outstanding SpinCo Common Stock owned by Parent at such exchange ratio as may be determined by Parent in its sole discretion. The Exchange Agent shall hold the certificates for shares of SpinCo Common Stock delivered in the Exchange Offer for the account of the Parent shareholders whose shares of Parent Common Stock are tendered in the Exchange Offer pending the Merger.

(c) In the event that holders of Parent Common Stock subscribe for less than all of the shares of SpinCo Common Stock owned by Parent in the Exchange Offer, then subject to the terms and conditions set forth in this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 7.02, (i) each holder of record of Parent Common Stock on the Record Date after giving effect to the Exchange Offer (“Record Holder”) shall be entitled to receive for each share of Parent Common Stock held by such Record Holder on the Record Date a number of shares of Remaining SpinCo Common Stock equal to the total number of shares of Remaining SpinCo Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by such Record Holder on the Record Date after giving effect to the Exchange Offer and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date after giving effect to the Exchange Offer and (ii) at the Distribution Effective Time, Parent shall deliver to the Distribution Agent a global certificate representing the Remaining SpinCo Common Stock distributed in the Clean-up Distribution for the account of the Parent shareholders that are entitled thereto. The Distribution Agent shall hold such certificate for the account of the Parent shareholders pending the Merger.

(d) Parent shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution, but which determination shall be made in compliance with the LLC Agreement. Parent shall, in its sole discretion, select any investment banker(s) and manager(s) in connection with the Distribution, as well as any other institutions providing services in connection with the Distribution, including the Distribution Agent, the Exchange Agent, a financial printer, solicitation agent and financial, legal, accounting and other advisors.

Section 3.03. Applicable SEC Filings. In connection with the preparation of the Applicable SEC Filings, Parent and Acquiror shall cooperate with each other, and provide each other and their respective counsel a reasonable opportunity to review and comment on the material Applicable SEC Filings prior to filing with the Commission, and Parent and Acquiror, as the case may be, shall give reasonable and good faith consideration to any comments made by Acquiror or Parent, as the case may be, and their respective counsel, provided that nothing herein shall require a party to delay the making of any Applicable SEC Filing. Parent and Acquiror, as the case may be, shall provide each other and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the Commission or its staff with respect to any material Applicable SEC Filing promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in such party’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 3.04. Plan of Reorganization. This Agreement constitutes part of a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) with respect to the transactions contemplated hereby, and the Merger Agreement constitutes a “plan of reorganization” under the Treasury Regulations Section 1.368-2(g) with respect to the transactions contemplated thereby.

Section 3.05. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR IN CERTIFICATES FURNISHED THEREUNDER, NO MEMBER OF ANY GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF ANY OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE CONTRIBUTION OR THE DISTRIBUTION.

ARTICLE 4

RESERVED

ARTICLE 5

ACCESS TO INFORMATION

Section 5.01. Access to Information.

(a) For a period of six years after the Distribution Date, each party shall, and shall cause its Affiliates to, afford promptly the other party’s Group and its agents and, to the extent required by applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or reasonably useful for such other party’s Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the party (and that of its Affiliates) providing such access; provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Notwithstanding anything to the contrary contained herein, in the event that there is any pending dispute between the SpinCo Group or Acquiror Group on one hand and the Parent Group on the other hand, no party shall be required to grant access or disclosure pursuant to this Section 5.01 in respect of such dispute, and any such access and disclosure in respect of such dispute shall be subject to the applicable discovery rules.

(b) Without limiting the generality of the foregoing, until the end of the first full SpinCo fiscal year and the first full Parent fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party and the Acquiror to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party shall use reasonable efforts, to cooperate with the other party’s information requests to enable the other party and the Acquiror to meet its timetable for dissemination of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 5.02. Litigation Cooperation.

(a) (i) From and after the Distribution Effective Time, the applicable member of the SpinCo Group shall assume and thereafter be responsible for all Losses that may result from the SpinCo Assumed Actions and all fees and costs (including attorneys’ fees) relating to the defense of the SpinCo Assumed Actions. “SpinCo Assumed Actions”

means those Actions primarily relating to the JV Business in which any member of the Parent Group or any Affiliate of a member of the Parent Group is a defendant or the party against whom the claim or investigation is directed solely as a result of any member of the Parent Group being a beneficial owner of the JV or any other member of the JV Group (but shall exclude all Actions to the extent relating to contractual obligations of any member of the Parent Group); and (ii) from and after the Distribution Effective Time, the applicable member of the Parent Group shall assume and thereafter be responsible for all Liabilities that may result from the Parent Assumed Actions and all fees and costs (including attorneys’ fees) relating to the defense of the Parent Assumed Actions. “Parent Assumed Actions” means those Actions primarily related to the Retained Business or the Distribution in which any member of the SpinCo Group or any Affiliate of a member of the SpinCo Group is a defendant or the party against whom the claim or investigation is directed (and shall include all Actions to the extent relating to contractual obligations of any member of the Parent Group).

(b) Each party shall, and shall cause its Affiliates to, use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Business prior to the Distribution Effective Time in which the requesting party may from time to time be involved. Notwithstanding anything to the contrary contained herein, in the event that there is any pending dispute between the SpinCo Group or Acquiror Group on one hand and the Parent Group on the other hand, no party shall be required to grant access or disclosure pursuant to this Section 5.02 in respect of such dispute, and any such access and disclosure in respect of such dispute shall be subject to the applicable discovery rules.

Section 5.03. Reimbursement; Ownership of Information.

(a) Each party (or any of such party’s Affiliates, as the case may be) providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Section 5.01 or Section 5.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

(b) All information owned by one party that is provided to the other party under Section 5.01 or Section 5.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 5.04. Retention of Records. Except as otherwise required by applicable Law or agreed to in writing, for a period of one year following the Distribution Date, each party shall, and shall cause its respective Affiliates to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of (i) Parent, with respect to any member of the Parent

Group or (ii) the JV, with respect to any member of the SpinCo Group, in each case, as in effect as of the date hereof. Neither party shall destroy or otherwise dispose of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party is notified by the other party that the litigation hold is no longer in effect.

Section 5.05. Confidentiality.

The parties hereby agree that the provisions of Section 11.02 (Confidentiality) of the LLC Agreement (as in effect prior to any amendment to, or waiver under, the LLC Agreement occurring after the Distribution) shall apply, mutatis mutandis, to all information and material furnished by any party or its representatives hereunder.

Section 5.06. Privileged Information.

(a) The parties acknowledge that members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”). Each Group agrees to use reasonable efforts to protect and maintain, and to cause its respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other Group’s consent. Without limiting the generality of the foregoing, neither Group shall, and shall direct its respective Affiliates not to, without the other Group’s prior written consent, (i) waive any Privilege with respect to any of the other Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions necessary to preserve any Privilege with respect to any such Privileged Information.

(b) Upon receipt by either the Parent Group or the SpinCo Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other Group, such Group shall promptly notify the other Group of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of such Privileged Information. Each Group agrees that it shall not produce or disclose any information that may be covered by a Privilege of the other Group under this Section 5.06 unless (i) the other Group has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered a final, non-appealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Each of the Parent Group and the SpinCo Group covenants and agrees that, following the Distribution Effective Time, any internal or external legal counsel currently representing SpinCo Group (each a “Prior Company Counsel”) may serve as counsel to Parent Group and its Affiliates in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any litigation, Claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Effective Time. Parent Group and SpinCo Group hereby irrevocably (i) waive any Claim they have or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after the Distribution Effective Time between SpinCo and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, Prior Company Counsel may represent any member of the Parent Group and any Affiliates thereof in such dispute even though the interests of such Person(s) may be directly adverse to the Parent Group or the SpinCo Group or their respective Affiliates and even though Prior Company Counsel may have represented the SpinCo Group in a matter substantially related to such dispute.

(d) For the avoidance of doubt, nothing in this Agreement shall constitute a waiver of, or obligate any Person to waive, any Privilege.

ARTICLE 6

INDEMNIFICATION

Section 6.01. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.01(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, Parent does hereby, on behalf of itself and each member of the Parent Group, and each of their successors and assigns, release and forever discharge SpinCo and the other members of the SpinCo Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Effective Time have been directors, officers, employees or attorneys serving as independent contractors of SpinCo or any member the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, claims, Actions and liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time. Parent shall cause each of the other members of the Parent Group to, effective as of the Distribution Effective Time, release and forever discharge each of the SpinCo Indemnitees as and to the same extent as the release and discharge provided by Parent pursuant to the foregoing provisions of this Section 6.01(a).

(b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, nothing in Section 6.01(a) shall impair any right of any Person identified in Section 6.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing in this Agreement shall release or discharge any Person from:

(i) any liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii) any liability that is expressly specified in this Agreement to continue after the Distribution Effective Time, but subject to any limitation set forth in this Agreement relating specifically to such liability;

(iii) any liability that is expressly specified in any Ancillary Agreement to continue after the Distribution Effective Time, but subject to any limitation set forth in such Ancillary Agreement relating specifically to such liability; or

(iv) any liability the release of which would result in the release of any Person, other than a member of the SpinCo Group or any related Released Party; provided, however, that Parent agrees not to bring or allow its respective Affiliates to bring suit against SpinCo or any related Released Party with respect to any such liability.

In addition, nothing contained in Section 6.01(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such party or any member of its Group, at or prior to the Distribution Effective Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations.

(c) Parent shall not make, nor permit of its Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other party, or any related Released Party, with respect to any liability released pursuant to Section 6.01(a).

(d) It is the intent of each of the parties hereto by virtue of the provisions of this Section 6.01 to provide for a full and complete release and discharge of all Liabilities set forth in Section 6.01(a) existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other hand, (including any contractual agreements or arrangements existing or alleged to exist between the parties on or before the Distribution Date), except as expressly set forth in Section 6.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of SpinCo, Parent shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 6.02. SpinCo Indemnification of the Parent Group.

(a) Effective at and after the Distribution, SpinCo and (effective after the Merger Effective Time) the Acquiror (as successor of SpinCo) shall be obligated to indemnify, and JV and each other member of the JV Group shall jointly and severally be obligated to pay to Acquiror all amounts necessary for Acquiror to indemnify, defend and hold harmless the Parent Group and the respective directors, officers, employees and Affiliates of each Person in the Parent Group (the “Parent Indemnitees”) from and against any and all Losses incurred or suffered by any of the Parent Indemnitees arising out of or in connection with (i) any of the SpinCo Liabilities, or the failure of any member of the SpinCo Group or the JV Group to pay, perform or otherwise discharge any of the SpinCo Liabilities, (ii) any breach after the Merger Effective Time by SpinCo of this Agreement and (iii) notwithstanding any provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any Damages arising from or relating to, directly or indirectly, whether by operation of the provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any failure of the Merger Effective Time to occur immediately following the Distribution Effective Time primarily as a result of any failure by Acquiror to perform its obligation to close the Merger in accordance with the Merger Agreement.

Section 6.03. Parent Indemnification of SpinCo Group.

(a) Effective at and after the Distribution, Parent shall indemnify, defend and hold harmless the Acquiror Group as successor to the SpinCo Group and the respective directors, officers, employees and Affiliates of each Person in the Acquiror Group as successor to the SpinCo Group (the “SpinCo Indemnitees”) from and against any and all Losses incurred or suffered by any of the SpinCo Indemnitees and arising out of or in connection with (i) any of the Parent Liabilities, or the failure of any member of the Parent Group to pay, perform or otherwise discharge any of the Parent Liabilities, (ii) any of Parent’s Financial Instruments, (iii) any breach by Parent (or prior to the Merger, SpinCo) of this Agreement (including any breach of the representation, warranty and covenant set forth in Section 2.05), (iv) any Liabilities of the SpinCo Group arising before the Merger Effective Time or based on facts occurring before the Merger Effective Time, or the failure of any member of the SpinCo Group (prior to Merger Effective Time) or the Parent Group (at any time) to pay, perform or otherwise discharge any such Liabilities of the SpinCo Group arising before the Merger Effective Time (whether arising under this Agreement or any Ancillary Agreement or otherwise), (v) any “D&O” Indemnification obligation to any employees of the Parent Group after the Merger Effective Time (with respect to “D&O” insurance policies in place prior to the Merger Effective Time) and (vi) notwithstanding any provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any Damages arising from or relating to, directly or indirectly, whether by operation of the provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any failure of the Merger Effective Time to occur immediately following the Distribution Effective Time primarily as a result of any failure by MCK or SpinCo to perform its obligation to close the Merger in accordance with the Merger Agreement.

(b) Parent shall indemnify, defend and hold harmless each of the SpinCo Indemnitees and each Person, if any, who controls any SpinCo Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in any Applicable SEC Filing (as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused otherwise than solely by any such untrue statement or omission or alleged untrue statement or omission based on, and in conformity with, information furnished by the Acquiror solely in respect of the Acquiror Group or the JV Group.

Section 6.04. Procedures.

(a) The party seeking indemnification under Section 6.02 or Section 6.03 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and shall provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 6.04, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 6.04(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided that (i) the Indemnifying Party states in such notice that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim, (ii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim and (iv) such Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 6.04. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific).

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 6.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, involves a finding or admission of any violation of applicable Law or rights of any Person or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the

Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d) Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) The parties hereby acknowledge that an Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. Each Indemnifying Party hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Party are primary and any obligation of such other sources to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such Indemnified Party are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Party may have against such other sources. The Indemnifying Party further agrees that no advancement or payment of indemnification or insurance by such other sources on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from an Indemnifying Party shall affect the foregoing, and any other sources of indemnification shall have a right of contribution and/or be subrogated to the extent of such advancement or indemnification payment to all of the rights of recovery of such Indemnified Party against the Indemnifying Party.

(f) If any Third Party Claim shall be brought against a member of each party’s Group, then such Action shall be deemed to be a SpinCo Assumed Action or a Parent Assumed Action in accordance with Section 5.02, to the extent applicable, and the party as to which the Action primarily relates shall be deemed to be the Indemnifying Party for the purposes of this Article 6. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties will use reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

(g) Notwithstanding the foregoing, this Agreement shall not apply to indemnification, or responsibility for Losses, related to Tax matters. The procedures for such indemnification, and the allocation of such responsibility, shall be governed by the Tax Matters Agreement.

Section 6.05. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 6.03 shall, subject to Section 6.04(e), be paid (i) net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) taking into account any Tax Benefit (as defined in the Tax Matters Agreement) actually realized by the Indemnified Party (using the methodology set forth in Section 12(d) of the Tax Matters Agreement to determine the amount of any such Tax Benefit) arising from the incurrence or payment of the relevant Losses. Subject to Section 6.04(e), if the Indemnified Party receives any amounts under applicable insurance policies from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such insurance policy or Person, as applicable. The Indemnifying Party shall not be liable for any Losses under Section 6.02 or Section 6.03 to the extent such Losses are punitive or exemplary damages (other than any such Losses actually paid to Third Parties).

Section 6.06. Contribution. If for any reason the indemnification provided for in Section 6.02 or Section 6.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Parent Group, on the one hand, and the SpinCo Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses.

Section 6.07. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 6 shall survive the sale or other transfer of any party of any of its assets, business or liabilities, including the Merger.

Section 6.08. Exclusive Remedy.

(a) From and after the Distribution Effective Time, the sole and exclusive remedy of a party with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided herein or in any Ancillary Agreement or other contract or agreement) will be pursuant to the indemnification provisions set forth in this Article 6 or, in the case of indemnification claims for Tax and Tax Related Losses addressed in the Tax Matters Agreement, the Tax Matters Agreement. In furtherance of the foregoing, each party hereby waives, from and after the Distribution Effective Time, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article 6 and the Tax Matters Agreement and other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided herein or in any Ancillary Agreement or other contract or agreement) that such party or its Affiliates may have against the other party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

(b) Notwithstanding any other provision hereof, from and after the Distribution Effective Time, except for the Letter Agreement, the MCK Tax Receivable Agreement and Section 2.3 of the Transition Services Agreements, the sole and exclusive remedy of the Parent Group and the SpinCo Group with respect to any and all indemnification claims for Taxes and Tax-Related Losses addressed in the Tax Matters Agreement shall be as set forth in the Tax Matters Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to any member of Parent Group to:

McKesson Corporation One Post Street

32nd Floor

San Francisco, CA 94104

Attention: Assistant General Counsel

Facsimile: (415) 983-8457

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile: (650) 752-2004

If to any member of JV Group to:

Change Healthcare LLC

3055 Lebanon Pike

Suite 1000

Nashville, Tennessee 37214

Attention: General Counsel

Facsimile: (404) 338-5145

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Attention: Joshua Ford Bonnie

William R. Golden III

Facsimile: (202) 636-5502

If to any member of Acquiror Group to:

Change Healthcare Inc.

3055 Lebanon Pike

Suite 1000

Nashville, Tennessee 37214

Attention: General Counsel

Facsimile: (404) 338-5145

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Attention: Joshua Ford Bonnie

William R. Golden III

Facsimile: (202) 636-5502

or to such other addresses or telecopy numbers as may be specified by like notice to the other party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5:00 p.m. in the place of receipt, on the date of transmission (or, if sent after 5:00 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 7.02. Termination. This Agreement shall terminate without further action at any time before the Distribution upon (i) the termination of the Merger Agreement or (ii) if at the Distribution Date, all of the conditions set forth in Section 3.01 have not been satisfied (or waived by the applicable party), by the party entitled to the benefit of such condition(s). In the event of a termination pursuant to the preceding sentence, no party nor any of its Subsidiaries or Affiliates shall have any liability or further obligation to another party or any other party’s Subsidiaries or Affiliates under this Agreement. For avoidance of doubt, any termination of this Agreement pursuant to clause (ii) of this Section 7.02 shall be without prejudice to Parent’s rights under Section 10.05(a) of the LLC Agreement to consummate a Qualified MCK Exit during the MCK Exit Window, and in connection therewith the parties hereto shall, if necessary, enter into a new Separation and Distribution Agreement pursuant to Section 10.05(a) of the LLC Agreement at the request of Parent during the McK Exit Window.

Section 7.03. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and SpinCo and Acquiror, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.04. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Parent Group in connection with the Distribution and related transactions shall be paid by Parent, and all costs and expenses incurred by the SpinCo Group in connection with the Distribution and related transactions prior to the Distribution Effective Time shall be paid by SpinCo in accordance with Section 10.08 (Exit Events Expenses) of the LLC Agreement.

Section 7.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person (including pursuant to the Merger) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made such that the successors and assigns of such party shall assume all of the obligations of such party under the Agreement and any Ancillary Agreement.

Section 7.06. Governing Law. This Agreement and any related dispute shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

Section 7.07. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, and delivered by facsimile, PDF or otherwise, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the indemnification and release provisions of Article 7, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.08. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Ancillary Agreements has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Ancillary Agreements. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Ancillary Agreements other than the Tax Matters Agreement, the provisions of this Agreement shall prevail.

Section 7.09. Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Letter Agreement, the MCK Tax Receivable Agreement and Section 2.3 of the Transition Services Agreements. In the case of any conflict between this Agreement and the Tax Matters Agreement, in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 7.10. Jurisdiction. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party to this Agreement irrevocably submits, to the fullest extent permitted by applicable Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents, to the fullest extent permitted by applicable Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 7.01. The consent to jurisdiction set forth in this Section 7.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7.10. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 7.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 7.12. Existing Agreements. Except as otherwise contemplated hereby or by the other Ancillary Agreements, all prior agreements or arrangements between (or relating to) any member(s) of the SpinCo Group or the JV Business, on the one hand, and any member(s) of the Parent Group or the Retained Business, on the other hand (other than any agreement to which any Person other than the parties hereto and the members of their respective Groups is also a party, including, for the avoidance of doubt, the LLC Agreement) shall be terminated effective as of the Distribution, if not theretofore terminated, and shall be of no further force or effect (including any provision thereof that purports to survive termination).

Section 7.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.14. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 7.15. Further Assurances. Each party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by Law, or as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 7.16. Specific Performance. The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties may be entitled to in law or in equity, each of the parties hereto shall, except as specifically provided otherwise in this Agreement, be entitled to specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the parties expressly agree that if any of the parties hereto institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law. Each party hereby waives any requirement of any posting of bond.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MCKESSON CORPORATION

By:
Name:
Title:

PF2 SPINCO, INC.

By:
Name:
Title:

CHANGE HEALTHCARE INC.

By:
Name:
Title:

CHANGE HEALTHCARE LLC

By:
Name:
Title:

CHANGE HEALTHCARE INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

CHANGE HEALTHCARE HOLDINGS, LLC

By:
Name:
Title:

Annex I

Offer Conditions

•	The following events shall not have occurred at or prior to the Distribution Date, and Parent shall not reasonably expect any of the following events to occur at or prior to the Distribution Date:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•

a decline of at least 15% in the closing level of either the Dow Jones U.S. Healthcare Index or the Standard & Poor’s 500 Index from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the exchange offer;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of the JV or Acquiror;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of Parent;

•

a market disruption event occurs with respect to Parent common stock or Acquiror common stock and such market disruption event has, in Parent’s reasonable judgment, impaired the benefits of the exchange offer; and

•	such other events as determined by Parent in its sole discretion and set forth in the Applicable SEC Filings.

Exhibit A

Tax Matters Agreement

Schedule 1

Internal Restructuring